Exhibit 1

AGREEMENT FOR THE PURCHASE AND SALE OF

MINERAL INTERESTS AND FINANCING OF RUBICON

This agreement (the “Agreement”) is dated as of May 18, 2007

AMONG:

Rubicon Minerals Corporation, a British Columbia company (“Rubicon”)

AND:

McEwen Capital Corporation, an Ontario corporation (“McEwen Capital”)

AND:

Evanachan Limited, an Ontario corporation (“Evanachan”)

AND:

Evanachan (Alaska) Ltd., an Alaska corporation (“Evanachan Alaska”)

AND:

Lexam Explorations Inc., an Ontario corporation (“Lexam”)

AND:

Lexam Explorations (U.S.A.) Inc., a Colorado corporation (“Lexam U.S.A.”)

AND:

Robert McEwen, an individual resident in [the Province of Ontario] (“McEwen”)

WHEREAS:

A.         Rubicon, McEwen Capital, Evanachan and Lexam executed a letter agreement on February 24, 2007 (“Letter Agreement”) as attached hereto as Schedule “A”, pursuant to which Rubicon agreed to purchase the Alaska Properties (as hereinafter defined) in exchange for 31,428,571 Rubicon Shares (as hereinafter defined) representing a purchase price of $22,000,000 at a deemed price of $0.70 per share and purchase from Lexam U.S.A. the Nevada and Utah Mineral Rights (as hereinafter defined) in exchange for 8,571,429 Rubicon Shares (as hereinafter defined) representing a purchase price of $6,000,000 at a deemed price of $0.70 per share, and McEwen and/or his wholly owned companies agreed to subscribe for a minimum private placement of $10,000,000 in Units (as hereinafter defined) of Rubicon, at a price of $0.70 per Unit and place with other investors on a best efforts basis up to an additional $5,000,000 in Units by way of private placement, all as set forth in greater detail in the Letter Agreement.

B.             McEwen Capital, a wholly-owned subsidiary of Evanachan, holds the beneficial interest in the Block B Mining Claims and the Goodpaster Option Agreement and Evanachan Alaska, a wholly owned subsidiary of Evanachan, holds legal title to the Block B Mining Claims and the Goodpaster Option Agreement as bare trustee for McEwen Capital.

C.             Lexam U.S.A., an indirectly held wholly owned subsidiary of Lexam, is the record owner of the Nevada and Utah Mineral Rights.

D.             Rubicon, McEwen Capital, Evanachan, Evanachan Alaska, Lexam, Lexam U.S.A. and McEwen (together, the “Parties”) wish to enter into this Agreement to replace and supercede the Letter Agreement and set out in greater detail the formal terms and conditions.

NOW THEREFORE, in consideration of the premises and mutual covenants and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follow:

1.            DEFINITIONS

1.1          Definitions: In this Agreement, unless the context otherwise requires:

(a)           “Agreement” means this agreement executed by the Parties.

(b)           “Affiliate” has the meaning ascribed to it in the Securities Act (British Columbia).

(c)           “Alaska Expenditures” has the meaning ascribed thereto in Section 4.5.

(d)           “Alaska Properties” means the 100% legal and beneficial right, title and interest in the Block B Mining Claims and the option interest in the Goodpaster Option Agreement and any claims staked by McEwen Capital or Evanachan Alaska within 50 kilometers of these properties since February 24, 2007.

(e)           “Associate” has the meaning ascribed to it in the Securities Act (British Columbia).

(f)            “Block B Mining Claims” means the mineral claims legally held by Evanachan Alaska as described in Schedule “A” to the Share Purchase Agreement.

(g)           “Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Toronto, Ontario and the City of Vancouver, British Columbia.

(h)           “Closing Date” means May 18, 2007 or such other date as the Parties may agree.

(i)            “Closing Time” means 8 a.m. (Vancouver time) on the Closing Date, or such other time as the Parties may agree.

(j)            “Dollar” or “$” means a dollar of lawful money of Canada.

(k)           “Goodpaster Option Agreement” means the option agreement dated February 22, 2007 among Evanachan, Rimfire Minerals Corporation and Rimfire Alaska Ltd., supplemented by a confirmation and acknowledgement dated as of May 4, 2007, attached as Schedule “B” to the Share Purchase Agreement.

(1)           “McEwen Placement” has the meaning set forth in Section 2.3(a).

(m)          “Nevada and Utah Mineral Rights” means the fee simple mineral interests in the states of Nevada and Utah set forth in Schedule “A” to the Nevada and Utah Mineral Rights Purchase Agreement subject to the qualifications and limitations stated therein.

(n)           “Nevada and Utah Mineral Rights Purchase Agreement” means the agreement to be signed among Lexam, Lexam U.S.A and Rubicon substantially in the form attached hereto as Schedule “C” pursuant to which Rubicon will purchase the Nevada and Utah Mineral Rights.

(o)           “Offering” means the McEwen Placement and the purchase and sale of up to an additional $5,000,000 in Units, if any.

(p)           “Offering Jurisdictions” means the Provinces of British Columbia, Alberta, Manitoba and Ontario, the United States and the states and territories thereof and such other provinces and territories of Canada and such other jurisdictions where the Units are offered to prospective purchasers, as the context permits or requires, collectively.

(q)           “Parties” has the meaning set forth in Recital D.

(r)            “Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(s)           “Rubicon Shareholders Meeting” has the meaning set forth in Section 3.1.

(t)            “Rubicon Shares” means the common shares without par value in the capital of Rubicon.

(u)           “Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively.

(v)           “Share Purchase Agreement” means the agreement to be signed between Rubicon and Evanachan substantially in the form attached hereto as Schedule “B” pursuant to which Rubicon will purchase all of the issued and outstanding shares of McEwen Capital and Evanachan Alaska.

(w)          “Subscription Agreement” means the form of subscription agreement for Units to be offered for sale by Rubicon hereunder attached hereto as Schedule “D”.

(x)            “Stock Exchanges” means the Toronto Stock Exchange and the American Stock Exchange collectively.

(y)           “Units” means units of Rubicon being offered for sale by Rubicon pursuant to the Offering, each consisting of one Rubicon Share and one-half of one Warrant.

(z)            “Warrants” means the transferable warrants of Rubicon comprising part of the Units, each whole Warrant entitling the holder thereof to acquire one Warrant Share at any time from the date of issue of the Warrants until 4:00 p.m. (Vancouver time) on the date which is 24 months after the Closing Date, at an exercise price of $1.50 per Warrant Share, subject to adjustment.

(aa)         “Warrant Share” means a Rubicon Share issuable upon exercise of a Warrant.

2.              TRANSACTIONS

2.1            Purchase and Sale of Evanachan (Alaska) and McEwen Capital

(a)           Rubicon agrees to purchase and Evanachan agrees to sell all of the issued and outstanding shares of Evanachan Alaska and all of the issued and outstanding shares of McEwen Capital, all on the terms and conditions set out in the Share Purchase Agreement.

(b)           Evanachan and Rubicon agree to sign the Share Purchase Agreement on or prior to the Closing Time.

2.2           Purchase and Sale of the Nevada and Utah Mineral Rights

(a)           Rubicon agrees to cause its indirectly wholly-owned subsidiary to purchase, and Lexam U.S.A. agrees, and Lexam agrees to cause Lexam U.S.A. to sell, the Nevada and Utah Mineral Rights all on the terms and conditions set out in the Nevada and Utah Mineral Rights Purchase Agreement.

(b)           Lexam, Lexam U.S.A., and Rubicon agree, and Rubicon agrees to cause any applicable indirectly wholly-owned subsidiary of Rubicon, to sign the Nevada and Utah Mineral Rights Purchase Agreement on or prior to the Closing Time.

2.3           Private Placement

(a)           Rubicon agrees to sell and McEwen agrees to purchase (through Evanachan and McEwen Trading LP), at least 14,285,715 in Units at the Closing Time for $0.70 per Unit (the “McEwen Placement”), pursuant to the terms and conditions of the Subscription Agreement.

(b)           The Parties agree that Rubicon shall sell up to an additional 7,142,857 Units at $0.70 per Unit pursuant to the terms and conditions of the Subscription Agreement, such purchase and sale to be effected at the Closing Time.

3.              RUBICON SHAREHOLDER MEETING

3.1           Shareholder Approval of the Transactions

Rubicon shall call a meeting of its shareholders (“Rubicon Shareholders Meeting”) to seek the approval of its shareholders of, inter alia, the transactions described in Sections 2.1, 2.2 and 2.3 and the resulting change in control of Rubicon, and such approval shall be sought under a single resolution for all applicable transactions and matters. The Parties acknowledge that as of the date hereof, the Rubicon Shareholders Meeting is scheduled to be held on May 14, 2007.

4.              COVENANTS

If all of the conditions of this Agreement are satisfied and the transactions described herein close at the Closing Time, the following express covenants are hereby agreed to by the Parties.

4.1           Voting Agreement

For a period of two years from the Closing Date:

(a)           McEwen and Evanachan shall vote their Rubicon Shares, or cause the Rubicon Shares under their direct or indirect control to support: (i) the management of Rubicon; and (ii) the management proposed nominees for the board of directors of Rubicon;

(b)           McEwen (through Evanachan, Lexam U.S.A. or McEwen Trading LP) shall have the right to nominate one designee to be a board member on the management proposed nominee for the board of directors of Rubicon (as long as McEwen, Evanachan, Lexam U.S.A., McEwen Trading LP and their respective Affiliates and Associates hold in the aggregate, 10% of the issued and outstanding Rubicon Shares);

(c)           McEwen and Evanachan shall cause their Board nominee to vote in favour of the grant of new Rubicon stock options where such options proposed to be granted do not exceed 5% of the issued and outstanding Rubicon Shares (calculated on the number of issued and outstanding Rubicon Shares after the Closing Date); and

(d)           McEwen and Evanachan shall not be obligated to vote their Rubicon Shares in favour of any major corporate transaction that requires a special resolution of the shareholders of Rubicon to be approved.

4.2           Special Advisor

Rubicon shall appoint McEwen as a special advisor to Rubicon for a period of two years from the Closing Date, and McEwen will accept such appointment.

4.3           Right of First Refusal

Rubicon hereby agrees that it will not engage in any offering of debt or equity securities of Rubicon unless McEwen, Evanachan, Lexam U.S.A. and McEwen Trading LP are granted the right to participate pro-rata in such financing, provided that McEwen, Evanachan, Lexam U.S.A. and McEwen Trading LP together hold a minimum 10% equity interest of the issued and outstanding Rubicon Shares calculated on an undiluted basis and regulatory approval is obtained for such participation.

4.4           Budget Allocation

Subject to the availability of adequate manpower and equipment for exploration in the areas in which the properties are located, Rubicon agrees to spend a minimum of:

(a)           $5,000,000 to explore Rubicon’s Red Lake properties in the first twelve months after the Closing Date;

(b)           $5,000,000 to explore the Alaska Properties during the first two years after the Closing Date with such amount to be allocated to the Goodpaster Option Agreement to the extent necessary to comply with its terms during the first year after the Closing Date (and thereafter in the sole discretion of Rubicon); and

(c)           $500,000 to explore the Nevada and Utah Mineral Rights in the first twelve months after the Closing Date.

4.5           Expenditures - Alaska

Rubicon hereby agrees, at the Closing Time, to reimburse Evanachan, Evanachan Alaska and McEwen Capital for any and all expenses incurred by any of them relating to the exploration of the Alaska Properties up to an aggregate amount of $500,000 (collectively, the “Alaska Expenditures”) incurred after the date of the Letter Agreement. The current estimate for such exploration expenses is approximately $350,000. This current estimate does not include any expenditures incurred prior to February 24, 2007 as Evanachan hereby confirms that they have already been paid in full. The Alaska Expenditures shall not exceed $500,000. Rubicon shall pay the amount of the Alaska Expenditures to Evanachan at the Closing Time.

4.6           Payment of McEwen’s Legal Fees

Rubicon will pay up to $65,000 of the legal fees of McEwen and Evanachan, to be distributed pursuant to the sole discretion of McEwen from the proceeds of the sale of Units. McEwen shall deliver to Rubicon a copy of all invoices relating to such legal fees for which payment by Rubicon is sought prior to payment being made by Rubicon.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of Corporate Parties

Each Party (other than McEwen) hereby represents and warrants to the other Parties as follows and acknowledges and confirms that the other Parties are relying upon each of such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)           Each Party is a valid and subsisting corporation under the laws of its jurisdiction of incorporation or continuance and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and each Party has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to carry out the obligations described herein.

(b)           Each Party is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction.

(c)           None of the execution and delivery of this Agreement, the compliance by each Party with the provisions of this Agreement or the consummation of the transactions contemplated herein do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) as provided herein or in the Share Purchase Agreement or the Nevada and Utah Mineral Rights Purchase Agreement, (B) such as have been obtained, or (C) such as may be required under the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchanges and will be obtained by the Closing Date, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which a Party or by which any of them or any of the properties or assets thereof is bound, or the articles or by-laws of a Party or any resolution passed by the directors (or any committee thereof) or shareholders of a Party, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to a Party or any of the properties or assets thereof which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of a Party.

(d)           Each Party has full corporate power and authority to enter into this Agreement and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and each Party has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to observe and perform the provisions of this Agreement in accordance with the provisions hereof.

(e)           This Agreement has been authorized, executed and delivered by each Party and constitutes a valid and legally binding obligation of each Party enforceable against each Party in accordance with the terms thereof.

5.2          Representations and Warranties of Evanachan

Evanachan hereby represents and warrants to Rubicon as follows and acknowledges and confirms that Rubicon is relying upon each of such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)           Each of McEwen Capital and Evanachan Alaska is a valid and subsisting corporation under the laws of its jurisdiction of incorporation or continuance and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease the property and assets thereof.

(b)           McEwen Capital is the sole beneficial owner of the Alaska Properties.

(c)           Evanachan Alaska holds legal title to the Alaska Properties solely as nominee and bare trustee for McEwen Capital.

(d)           No person, including Evanachan (except as a result of its ownership of all of the shares of McEwen Capital and Evanachan Alaska) has any right in equity or law, absolute, contingent or otherwise to the Alaska Properties.

6.             CONDITIONS

6.1            Conditions in favour of all of the Parties

The respective obligations of the Parties hereto to consummate the transactions described in this Agreement are subject to the satisfaction of the following condition on or before the Closing Time:

(a)           no provision of any applicable laws and no judgement shall be in effect that restrains or enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2           Conditions in favour of Rubicon

The respective obligations of Rubicon to consummate the transactions described in this Agreement are subject to the satisfaction (or waiver by Rubicon) of the following conditions on or before the Closing Time:

(a)           requisite approval of the acquisitions by Rubicon of the shares in the capital of McEwen Capital and Evanachan Alaska and the Nevada and Utah Mineral Rights, the Offering and the change of control to McEwen shall be received from the Rubicon shareholders at the Rubicon Shareholders Meeting;

(b)           Rubicon having obtained all required regulatory approvals for the acquisition of McEwen Capital and Evanachan Alaska, the acquisition of the Nevada and Utah Mineral Rights and the issuance of Rubicon Shares thereunder and the issuance of the Units under the Offering, the additional listing of the Rubicon Shares issued pursuant to the Offering, the acquisition of McEwen Capital and Evanachan Alaska and the acquisition of the Nevada and Utah Mineral Rights on the Toronto Stock Exchange and The American Stock Exchange;

(c)           Rubicon being satisfied in its sole discretion with the results of due diligence on the Alaska Properties, McEwen Capital, Evanachan Alaska and the Nevada and Utah Mineral Rights, including review of title information provided to Rubicon concerning the Nevada and Utah Mineral Rights;

(d)           each of the representation and warranties of Evanachan under the Share Purchase Agreement shall be true and correct in all material respects as of the Closing Time;

(e)           Evanachan shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the Share Purchase Agreement that were to be performed by it prior to and at the Closing Time;

(f)            each of the representations and warranties of Lexam and Lexam U.S.A. under the Nevada and Utah Mineral Rights Purchase Agreement shall be true and correct in all material respects as of the Closing Time;

(g)           Lexam and Lexam U.S.A. shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the Nevada and Utah Mineral Rights Purchase Agreement that were to be performed by it prior to and at the Closing Time;

(h)           each of the representations and warranties of under each of the Subscription Agreements in respect of the Offering shall be true and correct and as of the Closing Time; and

(i)            McEwen, Evanachan or such other placee to the Offering shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the applicable Subscription Agreements that were to be performed by it prior to and at the Closing Time.

6.3            Conditions in favour of McEwen and Evanachan

The respective obligations of McEwen and Evanachan to consummate the transactions described in this Agreement are subject to the satisfaction (or waiver by each of McEwen and Evanachan) of the following conditions on or before the Closing Time:

(a)           requisite approval of the acquisitions by Rubicon of the shares in the capital of McEwen Capital and Evanachan Alaska and the Nevada and Utah Mineral Rights, the Offering and the change of control to McEwen shall be received from the Rubicon shareholders at the Rubicon Shareholders Meeting;

(b)           Rubicon having obtained all required regulatory approvals for the acquisition of McEwen Capital and Evanachan Alaska, the acquisition of the Nevada and Utah Mineral Rights and the issuance of Rubicon Shares thereunder and the issuance of the Units under the Offering, the additional listing of the Rubicon Shares issued pursuant to the Offering, the acquisition of McEwen Capital and Evanachan Alaska and the acquisition of the Nevada and Utah Mineral Rights on the Toronto Stock Exchange and The American Stock Exchange;

(c)           McEwen and Evanachan being satisfied in their sole discretion with the results of due diligence on Rubicon;

(d)           each of the representation and warranties of Rubicon under the Share Purchase Agreement shall be true and correct under the date of that agreement and as of the Closing Time;

(e)           Rubicon shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the Share Purchase Agreement that were to be performed by it prior to the Closing Time;

(f)            each of the representations and warranties of Rubicon under the Subscription Agreements for the McEwen Placement shall be true and correct under the date of that agreement and as of the Closing Time; and

(g)           Rubicon shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the Subscription Agreements for the McEwen Placement that were to be performed by it prior to the Closing Time.

6.4           Conditions in favour of Lexam and Lexam U.S.A.

The respective obligations of Lexam and Lexam U.S.A. to consummate the transactions described in this Agreement are subject to the satisfaction (or waiver by each of Lexam and Lexam U.S.A.) of the following conditions on or before the Closing Time:

(a)           requisite approval of the acquisitions by Rubicon of the shares in the capital of McEwen Capital and Evanachan Alaska and the Nevada and Utah Mineral Rights,

the Offering and the change of control to McEwen shall be received from the Rubicon shareholders at the Rubicon Shareholders Meeting;

(b)           Rubicon having obtained all required regulatory approvals for the acquisition of McEwen Capital and Evanachan Alaska, the acquisition of the Nevada and Utah Mineral Rights and the issuance of Rubicon Shares thereunder and the issuance of the Units under the Offering, the additional listing of the Rubicon Shares issued pursuant to the Offering, the acquisition of McEwen Capital and Evanachan Alaska and the acquisition of the Nevada and Utah Mineral Rights on the Toronto Stock Exchange and The American Stock Exchange, and such approvals shall be conditional, if at all, only on closing of the purchase and sale of the McEwen Capital, Evanachan Alaska, the Nevada and Utah Mineral Rights and the Offering;

(c)           Lexam and Lexam U.S.A. being satisfied in their sole discretion with the results of due diligence on Rubicon;

(d)           each of the representation and warranties of Rubicon under the Nevada and Utah Mineral Rights Purchase Agreement shall be true and correct under the date of that agreement and as of the Closing Time; and

(e)           Rubicon shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements under the Nevada and Utah Mineral Rights Purchase Agreement that were to be performed by it prior to the Closing Time.

7.             TERMINATION

7.1            Termination by Agreement of the Parties

If all of the Parties hereto agree in writing, this Agreement may be terminated accordingly.

7.2            Termination if Rubicon Shareholders Reject the Transactions

Notwithstanding any other provision in this Agreement, any Party may terminate this Agreement if section 6.2(a) has not been satisfied by the Closing Date.

7.3            Termination Rights of Rubicon

If any Party other than Rubicon has breached any of its material representations, warranties, agreements, covenants or obligations in this Agreement, the Share Purchase Agreement, the Nevada and Utah Mineral Rights Purchase Agreement or the Subscription Agreements entered into in respect of the McEwen Placement, and such breach is not curable by the relevant Party within five (5) Business Days after notice thereof has been received by the Party alleged to be in breach, then Rubicon shall have the right to terminate this Agreement, the Share Purchase Agreement, the Nevada and Utah Mineral Rights Purchase Agreement and all Subscription Agreements tendered to Rubicon pursuant to the Offering shall terminate forthwith, and no damages or break fees or other payments shall be owing from Rubicon to the other Parties hereto whatsoever.

7.4           Termination Rights of Evanachan, Evanachan Alaska, Lexam, Lexam U.S.A. and McEwen

If Rubicon has breached any of its material representations, warranties, agreements, covenants or obligations in this Agreement, the Share Purchase Agreement, the Nevada and Utah Mineral Rights Purchase Agreement or the Subscription Agreements entered into in respect of the McEwen Placement, and such breach is not curable by Rubicon within five (5) Business Days after notice thereof has been received by Rubicon, then Evanachan, McEwen Capital, Evanachan Alaska, Lexam, Lexam U.S.A. and McEwen, as the case may be, shall have the right to terminate this Agreement and the Share Purchase Agreement, the Nevada and Utah Mineral Rights Purchase Agreement and all Subscription Agreements tendered to Rubicon pursuant to the Offering shall terminate forthwith, and no damages or break fees or other payments shall be owing from Evanachan, Lexam, Lexam U.S.A. and McEwen or any of them to the other Parties hereto whatsoever.

7.5           Manner and Effect of Termination

Termination shall be effected by the giving of written notice to that effect by the Party seeking termination. If this Agreement is validly terminated, then this Agreement shall become null and void and of no further force and effect and no Party shall be obligated to any other Party hereunder; provided, however, that:

(a)           termination shall not affect the rights and remedies available to a Party hereunder to the extent that such termination results from the breach by a Party hereto of any of its representations, warranties or covenants set forth in this Agreement; and

(b)           where a specific remedy for termination has been provided under this Agreement (such as section 7.6), such remedy shall be the sole and specific remedy for such termination.

7.6           Certain Payments Upon Termination

If the Agreement is terminated on the basis of section 6.2(a), namely that a majority of the shareholders represented in person and by proxy at the Rubicon Shareholders Meeting have not voted in favour of proceeding with the transactions, then Rubicon shall pay an aggregate break fee of $1,290,000 (which represents 3% of $43,000,000) in cash or Rubicon Shares (subject to regulatory approval) to Evanachan, Lexam U.S.A., and the private placement placees (other than Evanachan) in the amounts listed as follows:

(a)           Evanachan - $960,000 in cash or Rubicon Shares (subject to regulatory approval), at the election of Rubicon;

(b)           Lexam U.S.A. - $180,000 in cash or Rubicon Shares (subject to regulatory approval), at the election of Rubicon; and

(c)           Private Placement placees other than Evanachan (who subscribed for an aggregate amount of $5,000,000 in the private placement) - $150,000 in cash or Rubicon Shares (subject to regulatory approval), at the election of Rubicon, and in proportion to the amount they each subscribed for in the private placement.

8.             GENERAL

8.1            Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement supplemental thereto and any exhibits attached hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to articles, sections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

8.2           Number and Gender

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

8.3            Severability

If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

8.4           Notices

All notices or other communications to be given hereunder shall be delivered by hand or by telecopier or by scanned document delivered by email, and if delivered by hand, shall be deemed to have been given on the date of delivery or, if sent by telecopier or by scanned document delivered by email, on the date of transmission if sent before 2:00 p.m. (Vancouver time) and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

Notices to Rubicon shall be addressed to:

Rubicon Minerals Corporation
800 West Pender Street, Suite 1540
Vancouver, British Columbia V6C 2V6
Attention:	David Adamson, President and Chief Executive Officer
Telecopier:	(604) 623-3355
Email:	davidad@rubiconminerals.com

Notices to Evanachan and Evanachan Alaska shall be addressed to:

Evanachan Limited and Evanachan (Alaska) Ltd.
99 George Street
3rd Floor
Toronto, Ontario M5A 2N4
Attention:	Robert R. McEwen, President
Telecopier:	(647) 258-0408
Email:	Rob@usgold.com

Notices to Lexam and Lexam U.S.A. shall be addressed to:

Lexam Explorations Inc. and Lexam Explorations (U.S.A.) Inc.
99 George Street
3rd Floor
Toronto, Ontario M5A 2N4
Attention:	Robert R. McEwen, President
Telecopier:	(647) 258-0408
Email:	Rob@usgold.com

Notices to Robert McEwen shall be addressed to:

Robert McEwen
99 George Street
3rd Floor
Toronto, Ontario M5A 2N4
Attention:	Robert R. McEwen
Telecopier:	(647) 258-0408
Email:	Rob@usgold.com

Any Party may change its address for service aforesaid by notice in writing to the other Parties hereto specifying its new address for service hereunder.

8.5            Further Assurances

Each Party hereto shall from time to time at the request of the other Party hereto do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Agreement. The Parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

8.6            Successors and Assigns

Except as otherwise provided, this Agreement shall enure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement shall require the prior written consent of all of the other Parties to this Agreement.

8.7           Entire Agreement

The terms of this Agreement express and constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and no implied term or liability of any kind is created or shall arise by reason of anything in this Agreement.

8.8            Time of Essence

Time is of the essence of this Agreement.

8.9           Amendments

The provisions of this Agreement may only be amended with the written consent of all of the Parties hereto.

8.10         Language

The Parties hereto acknowledge and confirm that they have requested that this Agreement as well as all notices and other documents contemplated hereby be drawn up in the English language. Les Parties aux présentes reconnaissent et confirment qu’elles ont convenu que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés en langue anglaise.

8.11          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the Parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.12         Counterparts

This Agreement may be executed in two or more counterparts which when taken together shall constitute one and the same agreement. Delivery of counterparts may be effected by courier of an original, facsimile transmission or email of a scanned signature.

8.13         Waiver

No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14         Severability

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, then the Parties hereto agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.15          Interpretation of Representations

Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same Parties hereto, whether or not covering related or similar matters, and must be independently and separately satisfied.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Evanachan Limited	McEwen Capital Corporation

per:	per:
Authorized Signatory	Authorized Signatory

Date:	Date:

Evanachan (Alaska) Ltd.	Lexam Explorations (U.S.A.) Inc.

per:	per:
Authorized Signatory	Authorized Signatory

Date:	Date:

Lexam Explorations Inc.	Rubicon Minerals Corporation

per:	per:
Authorized Signatory	Authorized Signatory

WITNESS )
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(Signature))
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(Print Name))	Robert McEwen
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(Address))